Exhibit 99.1

[ProxyMed logo]

Company News Release

IMPORTANT NOTE:

ProxyMed’s live teleconference call to discuss its fourth quarter and annual 2003 results is accessible by calling 1-888-717-8983 beginning at 10:00 a.m. Eastern Time on Wednesday, March 3, 2004 and will be simultaneously broadcast on the Internet at www.proxymed.com. Replays of the teleconference call will be available at www.proxymed.com after 1:00 p.m. ET on March 3rd.

Contact:
ProxyMed, Inc.
Gregory J. Eisenhauer, CFA
EVP & Chief Financial Officer
770-806-4780
geisenhauer@proxymed.com

PROXYMED REPORTS RECORD REVENUES FOR THE FOURTH QUARTER

ProxyMed also reports 2003 annual results, 2004 guidance and completion of PlanVista acquisition

     Atlanta, GA (BusinessWire) March 3, 2004 – ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing services, today reported its operating results for the fourth quarter and 2003 year-end as well as its guidance for 2004.

Fourth Quarter 2003 Results

     ProxyMed reported record revenues of $18.4 million for the fourth quarter, an increase of almost 40% compared to revenues of $13.2 million for the same period of 2002. Sequentially, revenues increased by more than 2%. For the quarter, the Company incurred a net loss of $6.2 million, or $0.91 per diluted share. This included non-cash charges totaling $6.2 million, which was comprised of a $5.3 million write off of the PlanVista warrants previously marked to market in the second and third quarters and which expired unexercised in December, 2003, $0.4 million of depreciation adjustment and $0.5 million related to intangible asset impairment.

     For the fourth quarter of 2003, EBITDA (a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization and other income) increased to $1.5 million, including the non-cash charge of $0.5 million for the intangible asset impairment discussed above. The management of the Company believes that EBITDA and EBITDA margin are meaningful measurements of operating performance as they allow for comparison of performance between other competitors in the healthcare IT industry and serve as factors in determining its performance compensation.

     “At the beginning of the year, we purchased MedUnite, a business that had a negative EBITDA of $1.6 million the month prior to the acquisition,” commented Nancy J. Ham, ProxyMed’s President and Chief Operating Officer. “Through a lot of hard work on the part of all our associates, we were able to fulfill our commitment to bring MedUnite to positive EBITDA by the third quarter of 2003, and to become one company.”

     On December 8, 2003, ProxyMed announced the signing of a definitive merger agreement with PlanVista Corporation, a provider of technology-based medical cost containment and business process outsourcing services. This merger was completed on March 2, 2004, and resulted in ProxyMed’s acquisition of 100% of the outstanding capital stock of PlanVista.

     Michael K. Hoover, the Company’s Chairman and CEO stated, “With the acquisition of PlanVista, ProxyMed can now offer a comprehensive and innovative end-to-end solution for processing claims and payment transactions both pre- and post- adjudication. This provides an opportunity for substantial acceleration of ProxyMed’s top-line growth and profitability through cross-selling ProxyMed services to PlanVista’s provider and payer customers, and in bringing PlanVista’s cost containment services to our large payers.”

     Phil Dingle, PlanVista’s CEO, added, “PlanVista’s financial results for 2003 were approximately $33.1 million of revenue and $8.1 million of EBITDA. While I am proud of PlanVista’s accomplishments as a stand-alone company, I am even more excited about our enhanced growth prospects under our new ownership and without the continued financial “handcuffs” that historically limited our opportunities.”

Annual 2003 Results

     For the year ended December 31, 2003, ProxyMed reported record revenues of $71.6 million, an increase of 43% compared to revenues of $50.2 million for the 2002 year. Net loss applicable to common shareholders and diluted loss per share were $5.0 million and $0.74 respectively, compared to a net income of $1.3 million and diluted net earnings per share of $0.21 for 2002. For the year, the Company’s EBITDA was $2.7 million as a result of the initial losses from the MedUnite acquisition and $0.5 million of non-cash impairment related charges.

     Michael Hoover commented, “We had a very busy 2003 as we faced the twin challenges of bringing MedUnite to profitability and the industry’s migration to HIPAA. Despite this, we were able to accomplish our major goals and to exit the year on a strong financial run rate. With our core business in good shape and PlanVista joining us, we are excited about the prospects for 2004.”

Operating Segment Performance

Transaction Services

     The Transaction Services segment reported revenues of $11.6 million for the fourth quarter of 2003, an increase of 90% compared to revenues of $6.1 million for 2002. Segment EBITDA (which excludes any allocation of the corporate overhead segment) grew by over 182% from $0.7 million in 2002 to $1.9 million in the fourth quarter of 2003, including a $0.2 million non-cash charge. Revenues in the fourth quarter were $18.4 million, a slight decline from the prior period as a result of HIPAA challenges and one less business day in the quarter. Despite this, ProxyMed continues to show steady sequential core transaction growth with a 3.0% increase in the fourth quarter.

     “Our transaction growth is impressive given that there was one less processing day in the quarter and especially given the challenges presented by HIPAA regulations and compliance requirements,” said Nancy J. Ham. “In addition, the number of new physicians and partners that we signed in the quarter provide a strong foundation for accelerating growth in 2004. We are confident that our recent investments in expanding our implementation throughput have us well positioned to quickly bring these customers into production.”

Statistics

     Management considers the following metrics important to monitor its transaction business (in thousands):

	Y/E	Q/E	Q/E	Y/E	Q/E
Description:	12/31/03	12/31/03	9/30/03	12/31/02	12/31/02
Core transactions (excluding encounters)	201,120	51,069	49,573	89,100	24,535
Encounters	25,529	7,035	6,510	25,100	5,572

Total transactions	226,649	58,104	56,083	114,200	30,106

Laboratory Communications Solutions

     The Laboratory Communications Solutions segment reported revenues of $6.8 million for the fourth quarter of 2003, a decrease of 4% compared to revenues of $7.1 million for 2002. Segment EBITDA (which excludes any allocation of the corporate overhead segment) declined to $0.6 million from $1.4 million, including non-cash charges of $0.3 million for intangible asset impairment. Sequentially, revenues increased by 9% compared to $6.2 million in the third quarter of 2003 while segment EBITDA remained flat as a result of the non-cash charges. The Company has also reclassified direct labor and overhead from SG&A expenses to cost of sales for each period reported to better reflect the production of tangible products in this segment.

     During the fourth quarter, ProxyMed celebrated several sales accomplishments in this segment. First, the Company received its largest independent laboratory order in several years, demonstrating strengthening in its customer base outside of the two industry leaders. In addition, several large customers embraced the new Report Tracker offering as their standard for client communications, demonstrating encouraging adoption of the Company’s latest technology. Lastly, ProxyMed signed a new client for its Internet-based laboratory results delivery product, an invaluable on-line communication tool permitting physicians to access lab results anytime using any Internet connection.

     “The laboratory segment of ProxyMed is a relatively mature business,” added Nancy Ham. “Nonetheless, we consider the industry’s acceptance of our new Report Tracker technology along with the renewed interest in the web-based solution to be good indicators of improved prospects in this area. During 2004 we see good opportunity in assisting hospital laboratories achieve income potential with their outreach programs through use of our comprehensive solutions, as evidenced by our second contract signing for this new offering in January 2004.”

Consolidated 2004 Guidance

     Guidance for the 2004 consolidated operating results of ProxyMed, including PlanVista for the 10 months from March 2, 2004 to December 31, 2004, is as follows:

•	Net revenues for the year of $100 to $107 million, including $78 to $82 million from its Transaction Services segment (which includes PlanVista) and $22 to $25 million from its Laboratory Communication Solutions segment. First quarter net revenues are anticipated to be between $19 and $20 million. Looking at the second through fourth quarters on an annualized basis (since the first quarter includes less than one month of PlanVista), revenues would be between $108 million and $116 million.

•	Consolidated EBITDA of $16 to $18 million, ramping throughout the year. First quarter EBITDA is anticipated to be between $1.25 and $2.0 million. On an annualized basis, EBITDA would be $18 to $21 million.

•	The Company cautions investors that some classifications of expenses may change during the year between cost of sales and SG&A as a result of changing the presentation of the PlanVista financial information to better conform with ProxyMed’s presentation.

•	Diluted net income for the year of between $2.5 to $3.5 million, or $0.20 to $0.30 per share on approximately 12.5 million weighted average shares. The Company anticipates a loss in the first quarter of between $0.6 million to $1.0 million, or $0.07 to $0.10 per share on 9.0 million shares, reflecting the PlanVista purchase on March 2, 2004. Annualizing guidance for the second through the fourth quarters results in EPS estimates of $0.32 to $0.45.

•	The estimates of EBITDA and net income for 2004 are lower than they would otherwise be by approximately $1.5 million, reflecting the costs of financial systems consolidation and compliance with the Sarbanes-Oxley Act of 2002. The company anticipates that only $0.3 million of these costs will be on-going in 2005 and beyond.

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands except for share and per share data)

	Three Months Ended December 31,
	(unaudited)		Year Ended December 31,
	2003	2002	2003	2002
Revenues	$18,362	$13,194	$71,556	$50,182

Costs and expenses:
Cost of sales	7,984	6,664	32,421	26,016
Selling, general and administrative expenses	8,303	5,117	35,809	20,152
Depreciation and amortization	2,164	739	6,316	2,636
(Gain) loss on disposal of assets	(9)	—	111	—
Write-off of impaired assets	541	38	541	38

Total operating costs and expenses	18,983	12,558	75,198	48,842

Operating income (loss)	(621)	636	(3,642)	1,340

Interest income (expense), net	(289)	95	(862)	345
Other income (expense)	(5,289)	—	(496)	265

Net income (loss)	(6,199)	731	(5,000)	1,950

Deemed dividends and other charges	—	—	—	612

Net income (loss) applicable to common shareholders	$(6,199)	$731	$(5,000)	$1,338

Basic earnings per share	$(0.91)	$0.11	$(0.74)	$0.21

Basic weighted average shares outstanding	6,784,118	6,748,335	6,783,742	6,332,086

Diluted earnings per share	$(0.91)	$0.11	$(0.74)	$0.21

Diluted weighted average shares outstanding	6,784,118	6,762,089	6,783,742	6,396,893

EBITDA (1)	$1,543	$1,375	$2,674	$3,976

(1)	EBITDA is a metric that ProxyMed believes is a meaningful measurement of operating performance as it allows for comparison of performance between other competitors in the healthcare IT industry. Additionally, ProxyMed utilizes EBITDA as one of the factors in determining its management performance rewards. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles (“GAAP”).

     A reconciliation to Operating income (loss), a corresponding measure under GAAP is as follows:

Operating income (loss)	$(621)	$636	$(3,642)	$1,340
Add: Depreciation and Amortization	2,164	739	6,316	2,636

EBITDA	$1,543	$1,375	$2,674	$3,976

PROXYMED, INC. AND SUBSIDIARIES
Segment and Other Information
(amounts in thousands)

	Three Months Ended December 31,
	(unaudited)		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Transaction services	$11,571	$6,096	$46,673	$22,439
Laboratory communication solutions	6,791	7,098	24,883	27,743

	$18,362	$13,194	$71,556	$50,182

Cost of sales:
Transaction services	$3,566	$2,381	$15,893	$8,793
Laboratory communication solutions	4,418	4,283	16,528	17,223

	$7,984	$6,664	$32,421	$26,016

Selling, general and administrative expenses:
Transaction services	$5,882	$2,992	$26,645	$11,430
Laboratory communication solutions	1,437	1,444	5,526	6,128
Corporate	984	681	3,638	2,594

	$8,303	$5,117	$35,809	$20,152

Depreciation and amortization:
Transaction services	$1,467	$437	$4,754	$1,581
Laboratory communication solutions	648	256	1,369	857
Corporate	49	46	193	198

	$2,164	$739	$6,316	$2,636

Operating income (loss):
Transaction services (prior to corporate overhead)	$463	$247	$(920)	$597
Laboratory communication solutions (prior to corporate overhead)	(50)	1,116	1,119	3,535
Corporate	(1,034)	(727)	(3,841)	(2,792)

	$(621)	$636	$(3,642)	$1,340

EBITDA:
Transaction services (1)	$1,930	$684	$3,835	$2,178
Laboratory communication solutions (1)	597	1,372	2,487	4,392
Corporate	(984)	(681)	(3,648)	(2,594)

	$1,543	$1,375	$2,674	$3,976

(1)	Excludes any allocation of corporate overhead

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
(amounts in thousands)

	December 31,
	2003	2002
Assets

Current assets:
Cash and cash equivalents	$5,333	$16,378
Accounts receivable — trade, net	10,434	10,060
Notes and other receivables	187	503
Inventory	3,347	2,774
Other current assets	1,908	1,022

Total current assets	21,209	30,737
Property and equipment, net	4,772	5,719
Goodwill, net	30,775	32,797
Purchased technology, capitalized software and other intangibles, net	15,884	18,220
Restricted cash	291	825
Other assets	199	406

Total assets	$73,130	$88,704

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable and current portion of long-term debt	$1,712	$—
Accounts payable, accrued expenses and other current liabilities	8,264	21,472
Deferred revenue	721	516

Total current liabilities	10,697	21,988
Convertible notes	13,137	13,400
Other long-term debt	2,057	—
Long-term deferred revenue and other long-term liabilities	1,461	2,581

Total liabilities	27,352	37,969

Stockholders’ equity:
Series C 7% Convertible preferred stock	—	—
Common stock	7	7
Additional paid-in capital	146,230	146,187
Accumulated deficit	(100,273)	(95,273)
Note receivable from stockholder	(186)	(186)

Total stockholders’ equity	45,778	50,735

Total liabilities and stockholders’ equity	$73,130	$88,704

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$(5,000)	$1,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,316	2,636
Provision for doubtful accounts	152	38
Provision for obsolete inventory	28	—
Non-cash interest expense	53	—
Write-off of obsolete and impaired assets	541	38
Write-off of investment	496	—
Loss on disposal of fixed assets	111	—
Changes in assets and liabilities, net of effect of acquisitions:
Accounts and other receivables	(498)	(1,445)
Inventory	(601)	747
Other current assets	430	(30)
Accounts payable and accrued expenses	(1,173)	(1,150)
Deferred revenue	222	76
Other, net	440	(12)

Net cash provided by operating activities	1,517	2,848

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(14,453)
Acquisition of assets	—	(700)
Purchase of short term investments	—	(15,000)
Redemption of short term investments	—	15,000
Capital expenditures	(2,601)	(1,561)
Capitalized software	(1,426)	(445)
Collections on notes receivable	120	65
Proceeds from sale of fixed assets	395	—
Decrease in restricted cash	534	—
Payments for acquisition-related costs	(6,623)	(96)

Net cash used in investing activities	(9,601)	(17,190)

Cash flows from financing activities:
Proceeds from stock offering, net	—	24,886
Proceeds from exercise of stock options and warrants	7	450
Payment of note payable related to acquisition of business	—	(7,000)
Payment of notes payable, capital leases and long-term debt	(2,969)	(217)

Net cash provided by (used in) financing activities	(2,962)	18,119

Net increase (decrease) in cash and cash equivalents	(11,046)	3,777
Cash and cash equivalents at beginning of period	16,378	12,601

Cash and cash equivalents at end of period	$5,333	$16,378

During the year ended December 31, 2003, the Company financed a total of $5.4 million in previously existing accounts payable and accrued liabilities at December 31, 2002 for MedUnite through the issuance of notes payable. Additionally, the Company also entered into financing arrangements for $0.5 million for certain liability insurance also through the issuance of notes payable.

About ProxyMed, Inc., Where Healthcare ConnectsTM

ProxyMed is the nation’s second largest provider-based electronic healthcare transaction services company. We provide connectivity services and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed’s services support a broad range of both financial and clinical transactions, and we are HIPAA certified through Claredi. To facilitate these services, ProxyMed operates Phoenix™, our secure national electronic information platform, which provides physicians and other primary care providers with direct connectivity to one of the industry’s largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

For more information, please visit the company’s Web site at www.proxymed.com.

Forward Looking Statement

ProxyMed cautions that forward-looking statements contained in this document are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. Some of these factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this document may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements include those concerning the potential benefits and effects, including but not limited to any expectations as to profitability, revenue growth, projected EBITDA, and other aspects of the financial performance of the combined company. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, the soundness of our business strategies relative to the perceived market opportunities; ProxyMed’s ability to integrate the operations of PlanVista into its existing operations, the ability to identify suitable future acquisition candidates; the ability to successfully integrate any future acquisitions; ProxyMed’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; ProxyMed’s assessment of the healthcare industry’s need, desire and ability to become technology efficient; and ProxyMed’s ability and that of its business associates to comply with various government rules regarding healthcare and patient privacy. For further cautions about the risks of investing in ProxyMed, we refer you to the documents each company files from time to time with the Securities and Exchange Commission, particularly the company’s Form 10-K for the year ended December 31, 2002, and ProxyMed’s registration statement on Form S-4 relating to the merger with PlanVista and in Form 10-K to be filed for the year ending December 31, 2003.

In this regard, investors are cautioned that the combined companies will be subject to numerous risks and uncertainties, including, but not limited to, the risks inherent in acquisitions of technologies and businesses, including the integration of separate workforces, the timing and successful completion of technology and product development through production readiness, integration of such technologies and businesses into the combined company, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, and other factors.

ProxyMed does not assume any obligation to update information contained in this document, including for example guidance regarding future performance, which represents the companies’ expectations only as of the date of this release and should not be viewed as a statement about the companies’ expectations after such date. Although this release may remain available on each company’s website or elsewhere, its continued availability does not indicate that the companies are reaffirming or confirming any of the information contained herein.

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